EXHIBIT 4(7)

[SEAL OF THE MINISTRY OF FINANCE]
MINISTRY OF FINANCE

DIRECTOR GENERAL

September 30, 2008

CONSENT

Re: Registration Statement on Schedule B,
Registering U.S.$ 2,625,000,000 Aggregate Principal Amount
of State of Israel Bonds

     I, Yarom Ariav, Director General of the Ministry of Finance of the State of Israel, hereby consent to the reference to the Director General under the caption “Official Statements” in the Prospectus of the State of Israel included in the Registration Statement filed by the State of Israel with the United States Securities and Exchange Commission.

/s/ Yarom Ariav

Yarom Ariav
Director General
Ministry of Finance